Exhibit 8.1

[KELLER ROHRBACK L.L.P. LETTERHEAD]

August 1, 2003

Pacific Northwest Bancorp 1111 Third Avenue, Suite 250 Seattle, WA 98101	Wells Fargo & Company Wells Fargo Center Sixth and Marquette Minneapolis, MN 55479
  Re:
  Bank Merger/Tax Consequences

Ladies and Gentlemen:

        This letter responds to your request for our opinion as to certain of the federal income tax consequences of the proposed merger (the "merger") of a newly formed, wholly owned subsidiary of Wells Fargo & Company ("Wells Fargo") with and into Pacific Northwest Bancorp ("Pacific"), with Pacific shareholders receiving shares of Wells Fargo common stock in exchange for their shares of Pacific common stock. Pacific will survive the merger and become a wholly owned subsidiary of Wells Fargo. This opinion is delivered pursuant to section 6(h) of the merger agreement.

        We have acted as legal counsel to Pacific in connection with the merger. For the purpose of rendering this opinion, we have examined and relied upon originals, certified copies, or copies otherwise identified to our satisfaction as being true copies of the originals of the following documents, including all exhibits and schedules attached to them:

  A.
  The Agreement and Plan of Reorganization dated as of May 19, 2003, between Pacific and Wells Fargo (the "merger agreement").

  B.
  Form S-4 registration statement of Wells Fargo filed with the Securities and Exchange Commission on July 22, 2003 and amended on or about August 1, 2003 (the "registration statement").

  C.
  The proxy statement of Pacific (included as part of the registration statement).

  D.
  Such other documents, instruments, records and information pertaining to the merger as we have deemed necessary for rendering our opinion.

        We have assumed, without independent investigation or review, the accuracy and completeness of the facts and representations and warranties contained in those documents or otherwise made known to us, and that the merger will be effected in accordance with the terms of the merger agreement.

        In connection with the merger and pursuant to the merger agreement, each share of Pacific common stock outstanding immediately before the merger (other than shares as to which dissenters' rights have been exercised) will be exchanged for the number of shares (or fraction of a share) of Wells Fargo common stock determined by dividing $35 by the average of the closing prices of a shares of Wells Fargo common stock on the New York Stock Exchange for the 20 consecutive trading days ending on the day immediately before the special meeting of Pacific shareholders to vote on the merger, rounded to the nearest ten-thousandth. Pacific shareholders who perfect their dissenter's rights under state law will be paid the cash value for their Pacific shares.

        The following opinion sets forth the material United States federal income tax consequences of the merger to holders of Pacific common stock who are citizens of, reside in or are organized under the laws of the United States. This opinion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion is based upon the Internal Revenue Code ("Code"), the regulations of the Internal Revenue Service ("IRS") and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this opinion.

        This opinion assumes that the Pacific shareholders hold their shares of Pacific common stock as a capital asset within the meaning of section 1221 of the Code. Further, the discussion does not address all aspects of federal income taxation that may be relevant to the Pacific shareholders in light of their particular circumstances or that may be applicable to them if they are subject to special treatment under the Code, including, without limitation, shareholders who are:

  •
  financial institutions, mutual funds or insurance companies;

  •
  tax-exempt organizations;

  •
  S corporations or other pass-through entities;

  •
  Pacific shareholders whose shares are qualified small business stock for purposes of section 1202 of the Code or who may otherwise be subject to the alternative minimum tax provisions of the Code; or

  •
  Pacific shareholders who received their Pacific common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan.

        Based upon our review of the facts described above and our analysis of the law, and subject to the qualifications and limitations set forth herein, and the completion of the transactions described in the manner contemplated by the merger agreement, it is our opinion that:

        A.    TAX STATUS OF MERGER

        Reorganization.    The merger will be treated as a reorganization under section 368(a)(1)(A) and section 368(a)(2)(E) of the Code and Pacific, Wells Fargo and its wholly owned subsidiary, Wells Fargo PNWB Merger Co., will each be a party to that reorganization within the meaning of section 368(b) of the Code.

        B.    TAX CONSEQUENCES TO PARTIES/PACIFIC SHAREHOLDERS

        It is further our opinion that the material federal income tax consequences of the merger will be:

        Parties.    No gain or loss will be recognized by Pacific, Wells Fargo or Wells Fargo PNWB Merger Co. as a result of the merger.

        Pacific Shareholders.    Assuming a holder exchanges all of his or her shares of Pacific common stock solely for shares of Wells Fargo common stock pursuant to the merger, that holder will not recognize any gain or loss except in respect of cash received instead of any partial shares of Wells Fargo common stock (as discussed below). The aggregate adjusted tax basis of the shares of Wells Fargo common stock received in the merger will be equal to the aggregate adjusted tax basis of the shares of Pacific common stock surrendered for the Wells Fargo common stock (reduced by the tax basis allocable to any partial share of Wells Fargo common stock for which cash is received), and the holding period of the Wells Fargo common stock will include the period during which the shares of Pacific common stock were held. If a holder has differing bases or holding periods in respect of his or her shares of Pacific common stock, the holder should consult his or her tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Wells Fargo common stock received in the exchange.

        Cash Received in Lieu of a Partial Share.    Cash received by a holder instead of a partial share of Wells Fargo common stock generally will be treated as received in redemption of the partial share, and gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the partial share and the portion of the holder's aggregate adjusted tax basis of the share of Pacific common stock surrendered allocable to the partial share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Pacific common stock is more than one year.

        Dissenting Shareholders.    Holders of Pacific common stock who dissent with respect to the merger as discussed in "Dissenters' Rights" in the proxy statement-prospectus, and who receive cash in respect of their shares of Pacific common stock will recognize capital gain equal to the difference between the amount of cash received and their aggregate tax basis in their shares.

        Backup Withholding.    Non-corporate shareholders of Pacific may be subject to information reporting and backup withholding on any cash payments they receive. Shareholders will not be subject to backup withholding, however, if they:

  •
  furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal they will receive; or

  •
  are otherwise exempt from backup withholding.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a shareholder's federal income tax liability, provided he or she furnishes the required information to the IRS.

        Reporting Requirements.    Shareholders who receive Wells Fargo common stock as a result of the merger will be required to retain records pertaining to the merger and each shareholder will be required to file with his or her federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

        Pacific, Wells Fargo and Wells Fargo PNWB Merger Co. have not and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described herein.

        THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, IT DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO A PACIFIC SHAREHOLDER WILL DEPEND UPON THE FACTS OF HIS OR HER PARTICULAR SITUATION. ACCORDINGLY, WE STRONGLY URGE YOU TO CONSULT WITH A TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO YOU OF THE MERGER.

        Our opinion is intended solely for the benefit of Pacific, Wells Fargo and Wells Fargo PNWB Merger Co., and their respective shareholders, and may not be relied upon for any other purpose or by any other person or entity or made available to any other person or entity without our prior written consent.

        We hereby consent to the filing of this opinion as an exhibit to the registration statement and the reference to us in the proxy statement-prospectus under the heading "THE PROPOSED MERGER—Material U.S. Federal Income Tax Consequences of the Merger." By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,
/s/ Keller Rohrback L.L.P.
KELLER ROHRBACK L.L.P.